Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of May 4, 2006 by and between VAIL RESORTS DEVELOPMENT COMPANY ("VRDC"), a subsidiary of VAIL RESORTS, INC. ("VRI"), and Keith Fernandez ("Executive").

RECITALS

1. VRDC desires to employ the Executive to render services for the period and upon the terms and conditions provided for in this Agreement; and

2. The Executive wishes to serve in the employ of VRDC for its benefit for the period and upon the terms and conditions provided for in this Agreement.

COVENANTS

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

(a) VRDC hereby employs the Executive to serve as President and Chief Operating Officer of VRDC on the terms and conditions set forth herein. In such capacity, the Executive shall have the responsibilities normally associated with such position, subject to the direction and supervision of the Chief Executive Officer (the "CEO") of VRI.

(b) The Executive accepts employment hereunder and agrees that, during the term of his employment, he will devote substantially all his time during normal business hours and best efforts to the performance of his duties hereunder, which duties shall be performed in an efficient and competent manner and to the best of his ability. The Executive further agrees that, during the term of this Agreement, he will not, without the prior written consent of the CEO, directly or indirectly engage in any manner in any business or other endeavor, either as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of his personal services. This restriction shall not preclude the Executive from having passive investments, and devoting reasonable time to the supervision thereof (so long as such does not create a conflict of interest or interfere with the Executive's obligations hereunder), in any business or enterprise which is not in competition with any business or enterprise of VRI or any of its subsidiaries or affiliates, including but not limited to VRDC (collectively the "Companies").

2. Compensation.

For all services rendered by the Executive to or on behalf of the Companies, VRDC shall provide or cause to be provided to the Executive, subject to making any and all withholdings and deductions required of VRDC or its affiliates by law with all other income tax consequences being borne by the Executive, the following:

(a) Base Salary. The Executive shall receive regular compensation at the initial rate of Four Hundred Thousand Dollars ($400,000.00) per year (the "Base Salary"), payable in accordance with the normal payroll practices of VRDC, and net of Mandatory Time Off deductions. The Executive's Base Salary shall be reviewed annually by the CEO and the Compensation Committee of the VRI Board of Directors (the "Compensation Committee"); the Executive's initial review shall occur in October 2007. Any increases in such Base Salary shall be at the discretion of the CEO and the Compensation Committee, and the Executive acknowledges that the CEO and the Compensation Committee are not obligated to grant any increases. The Executive's Base Salary shall not be lowered from the initial Base Salary set forth above during the term of this Agreement without his written consent.

(b) Employment Commencement Bonus. The Executive shall receive an Employment Commencement Bonus in the amount of $250,000 payable upon his reporting to work on his Employment Commencement Date.

(c) Vail Resorts Management Incentive Plan for Corporate Executives. The Executive shall be entitled to participate in the Management Incentive Plan for Corporate Executives ("MIP") commencing with the Fiscal Year 2007 MIP. Under the MIP, the Executive shall be eligible to receive an annual bonus award of up to Fifty Percent (50%) of the Executive's Base Salary ($200,000) based upon his performance in light of objectives established by the CEO, and the Companies' performances in light of objectives established by the Compensation Committee, it being understood that any such awards are at the discretion of the CEO and the Compensation Committee.

(d) Real Estate Long Term Incentive Program. The Executive shall also be entitled to participate in the newly created Real Estate Long Term Incentive Program ("RE LTIP"). The target five-year payout will be $2.25 million; however the target payout in any particular year may be higher or lower than $450,000. The RE LTIP will be structured to deliver a payout to the Executive of a percentage of the profitability of VRDC's real estate development projects. Such percentage will be determined through consultation between the Executive and the CEO, based upon a review of the estimated profit from VRDC's development projects, and will be subject to approval by the Compensation Committee. It is understood that VRDC may grant additional executives the right to participate in the RE LTIP, provided that such grants shall not have the effect of diluting the Executive's agreed upon percentage.

(e) Stock Appreciation Rights. Upon his reporting to work on his Employment Commencement Date, the Executive shall receive an initial grant of stock-settled VRI Stock Appreciation Rights ("SARs") with an exercise price based on the fair market value on the business day preceding his Employment Commencement Date, covering such number of shares necessary to give the grant a value of $250,000, using VRI's binomial valuation (estimated at 15,625 shares based upon an estimated binomial valuation at today's market price of $16 per SAR). The SARs shall vest in increments of 1/3 per year over a three year period. Future annual SAR grants would be targeted at the same valuation, beginning in October 2007, subject to approval by the Compensation Committee.

(f) Restricted Shares of VRI Stock. Upon his reporting to work on his Employment Commencement Date, the Executive shall receive an initial grant of restricted VRI shares valued based upon the fair market value of VRI's stock on the close of trading on the NYSE on the business day preceding his Employment Commencement Date, consisting of such number of shares as to give the grant a value of $250,000. The restricted shares shall vest in increments of 1/3 per year over a three year period.

(g) Benefits; Paid Time Off. The Executive shall also be eligible to participate in the Vail Resorts 401(k), Nonqualified Deferred Compensation Plan, health, medical, dental, long-term disability and life insurance plans, and such other benefit plans and perks as may be extended to other senior executives of the Companies. The Executive shall also receive three (3) weeks of paid time off.

(h) Clubs and Other Privileges. The Executive shall, subject to applicable rules in effect from time to time, be entitled during the term of employment to the benefits of membership in the Arrowhead Alpine Club, the Bachelor Gulch Club, the Game Creek Club, Red Sky Ranch Golf Club, the Beaver Creek Club and the Jackson Hole Golf Club (collectively "Clubs"), provided that the Executive shall not actually be a member of such Clubs and in no event shall the Executive be entitled to any claim of reimbursement for any initiation or similar fees. Executive shall be solely responsible for the payment of any and all charges incurred at such Clubs, excepting only the payment of regular dues, which the Executive shall not be obligated to pay. In addition, the Executive shall receive all other benefits and perquisites on the same terms afforded from time to time to senior executives generally (e.g. season ski passes).

(i) Expense Reimbursement. The Executive shall have a travel and entertainment budget that is reasonable in light of his position and responsibilities and shall be reimbursed for all reasonable business-related travel and entertainment expenses incurred by him thereunder upon submission of appropriate documentation thereof.

(j) Relocation Reimbursement. VRDC shall reimburse the Executive for the reasonable costs of relocating his family from San Diego to the Denver/Boulder Metropolitan Area, including: (i) up to three house hunting trips for himself and his family, (ii) temporary living expenses for the Executive for up to 3 months in a condominium or extended stay property, (iii) up to three round trip flights to San Diego per month for the Executive between his Employment Commencement Date and the completion of his family's relocation to Colorado, (iv) transportation for his family to Colorado when they relocate, and (v) packing and transportation of the Executive's household goods, including up to three motor vehicles, from San Diego to his new home in the Denver/Boulder Metropolitan Area. To the extent that reimbursement of these expenses is reported as income to the Executive, they will be grossed up for Federal and Colorado income taxes. VRDC will provide the Executive with a $100,000 housing assistance bonus upon his completing the purchase of a home in the Denver/Boulder Metropolitan Area.

(k) Legal Expenses. VRDC shall reimburse the Executive's reasonable documented legal fees and expenses (not to exceed $10,000) incurred by him in the review and negotiation of this Agreement.

3. Term and Termination.

(a) Term and Renewal. The effective date of this Agreement shall be the date when the Executive initially reports to work for VRDC ("Employment Commencement Date"). The Executive's Employment Commencement Date shall be June 1, 2006. Unless terminated earlier, as hereinafter provided, the term of this Agreement shall be for the period commencing with the Employment Commencement Date and continuing through April 30, 2008; provided, however, that unless either VRDC or the Executive gives written notice of non-renewal to the other not less than 120 days prior to the then-current scheduled expiration date, this Agreement shall thereafter be automatically renewed for successive one-year periods.

(b) Termination for Cause. VRDC, acting through the CEO, may terminate this Agreement at any time for "cause", by giving Executive written notice specifying the effective date of such termination and the circumstances constituting such cause. For purposes of this Agreement, "cause" shall mean (i) any conduct involving gross negligence, gross mismanagement, the unauthorized disclosure of confidential information or trade secrets; (ii) dishonesty or a violation of VRI's Code of Ethics and Business Conduct which has a material detrimental impact on the reputation, goodwill or business position of any of the Companies; (iii) gross obstruction of business operations or illegal or disreputable conduct by the Executive which materially impairs the reputation, goodwill or business position of any of the Companies, including acts of unlawful sexual harassment; or (iv) any action involving a material breach of the terms of the Agreement including, without limitation, after 30 days' written notice and opportunity to cure to the CEO and VRI Board's satisfaction, material inattention to or material neglect of duties. In the event of a termination for cause, the Executive shall be entitled to receive only his then-current Base Salary through the date of such termination and any fully vested SARs or restricted shares and other applicable benefits generally available to terminated senior executives (not to be deemed to include severance payments or salary continuation). Further, the Executive acknowledges that in the event of such a termination for cause, he shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP, the RE LTIP or any other incentive compensation plan in which he is then participating.

(c) Termination Without Cause or Non-Renewal. VRDC may terminate this Agreement at any time without cause, by giving the Executive written notice specifying the effective date of such termination. In the event of a termination without cause, or if VRDC gives notice of non-renewal of this Agreement as provided in Section 3(a), and provided that the Executive executes a written release in connection with such termination substantially in the form attached hereto as Annex I (the "Release"), the Executive shall be entitled to receive (i) his then-current Base Salary through the effective date of such termination or non-renewal, (ii) in the event that the applicable Compensation Committee established performance targets for the year are achieved, a pro-rated bonus for the portion of the VRDC fiscal year through the effective date of such termination or non-renewal, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to the Companies' senior executives generally, (iii) one year of his then current Base Salary payable in lump sum, and (iv) any fully vested SARs and restricted shares.

(d) Termination By Executive For Good Reason. The Executive shall be entitled to terminate this Agreement at any time for "good reason" by giving VRDC not less than Thirty (30) day's prior written notice. For purposes of this Agreement, "good reason" shall mean (i) VRDC shall breach its obligations hereunder in any material respect and shall fail to cure such breach within 60 days following written notice thereof from Executive, (ii) VRDC shall decrease the Executive's then current Base Salary, (iii) the Executive is directed to relocate his principal office more than 50 miles from Interlocken Business Park without his consent, and/or (iv) VRDC shall effect a material diminution in the Executive's reporting responsibilities, titles, authority, offices or duties as in effect immediately prior to such change. In such event, provided that the Executive has executed the Release, the Executive shall be entitled to receive (w) his then current Base Salary through the effective date of such termination, (x) in the event that the applicable Compensation Committee established performance targets for the year are achieved, a pro-rated bonus for the portion of the VRDC fiscal year through the effective date of such termination, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to the Companies' senior executives generally, (y) one year of his then current Base Salary payable in lump sum, and (z) any fully vested SARs and restricted shares.

(e) Termination By Executive Without Good Reason. The Executive may also terminate this Agreement at any time without good reason by giving VRDC at least Thirty (30) days prior written notice. In such event, the Executive shall be entitled to receive only his then-current Base Salary through the date of termination and any fully vested SARs and restricted shares and other applicable benefits generally available to terminated senior executives (not to be deemed to include severance payments or salary continuation). Further, the Executive acknowledges that in the event of such a termination without good reason, he shall not be entitled to receive any bonus payment for the year of termination or subsequent years under the MIP, the RE LTIP or any other incentive compensation plan in which he is then participating.

(f) Termination by Executive Without Good Reason Prior to First Anniversary of Employment Commencement Date. In addition to the consequences specified in Section 3(e) above, if the Executive terminates this Agreement without good reason at any time prior to the first anniversary of his Employment Commencement Date, he shall, within Thirty (30) days after his termination date, reimburse VRDC for 100% of the amounts paid to him as an Employment Commencement Bonus under Section 2(b) and as Relocation Assistance under Section 2(j).

(g) Termination Due To Disability. In the event that the Executive becomes totally and permanently disabled (as determined by the CEO and the VRI Board of Directors in good faith according to applicable law), VRDC shall have the right to terminate this Agreement upon written notice to Executive; provided, however, that in the event that the Executive executes the Release, the Executive shall be entitled to receive (i) his then-current Base Salary through the date of such termination, (ii) in the event the applicable Compensation Committee established performance targets for the year are achieved, a pro-rated bonus for the portion of the VRDC fiscal year through the effective date of such termination, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to the Companies' senior executives generally, and (iii) his then-current Base Salary, net of short term disability payments remitted to him by VRDC, through the earlier of (y) the scheduled expiration date of this Agreement (but in no event less than 12 months from the date of disability) or (z) the date on which his long-term disability insurance payments commence. Further, the Executive shall be entitled to retain all fully vested SARs and restricted shares.

(h) Termination Due To Death. This Agreement shall be deemed automatically terminated upon the death of the Executive. In such event, provided the Executive's personal representative executes a release substantially in the form or the Release, the Executive's personal representative shall be entitled to receive (i) the Executive's then-current Base Salary through such date of termination, and (ii) in the event the applicable Compensation Committee established performance targets for the year are achieved, a pro-rated bonus for the portion of the VRDC fiscal year through the effective date of such termination, which pro-rated bonus shall be payable in the same form and at the same time as bonus payments are made to the Companies' senior executives generally. Further, Executive's personal representative shall be entitled to retain any SARs or restricted shares pursuant to the terms of the applicable agreements.

(i) Other Benefits. Upon the Executive's termination pursuant to Sections 3(c) or (d) above, VRDC agrees to pay the Executive in lump sum, one year's COBRA premiums for continuation of health and dental coverage, adjusted for any projected increases or decreases in premiums. This payment will be remitted to the Executive at the same time that he is paid his separation payment. Except as expressly set forth in this Section 3, the Executive shall not be entitled to receive any compensation or other benefits in connection with termination of his employment.

(j) Provisions of Agreement that Survive Termination. No termination of this Agreement shall affect any of the rights and obligations of the parties hereto under Sections 4, 5, 6 and 7, and such rights and obligations shall survive such termination in accordance with the terms of such sections.

4. Non-Competition.

The provisions of this Section 4 shall apply for a period of one (1) year beginning with the date of termination of the Executive's employment hereunder for any reason. During such period, the Executive will not, without the prior written consent of the CEO, directly or indirectly, become associated, either as owner, employee, officer, director, independent contractor, agent, partner, advisor or in any other capacity calling for the rendition of personal services, with any individual, partnership, corporation, or other organization doing business in the State of Colorado whose business or enterprise is resort real estate development; provided, however, that the foregoing shall not preclude the Executive from having passive investments in less than five percent (5%) of the outstanding capital stock of a competitive corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market or which have been approved in writing by the CEO. If, for any reason, any portion of this covenant shall be held to be unenforceable it shall be deemed to be reformed so that it is enforceable to the maximum extent permitted by law.

Further, the Executive covenants and agrees that, during his employment hereunder and for the period of one year thereafter; the Executive will not solicit for another business or enterprise any person who is a Grade 27 managerial or higher level employee of any of the Companies at the time of the Executive's termination.

5. Document Return; Resignations.

Upon termination of Executive's employment hereunder for any reason, the Executive agrees that he shall promptly surrender to VRDC all letters, papers, documents, instruments, records, books, products, data and work product stored on electronic storage media, and any other materials owned by any of the Companies or used by the Executive in the performance of his duties under this Agreement. Additionally, upon termination of the Executive's hereunder for any reason, the Executive agrees to immediately resign from, and execute appropriate resignation letters relating to, all officer, director, management or board positions to which he may have been elected or appointed by reason of his employment or involvement with VRDC, specifically including but not limited to the VRDC's Board of Directors, the boards of any of the Companies and any other boards, districts, homeowner and/or industry associations in which the Executive serves at the direction of the CEO (collectively the "Associations").

6. Confidentiality.

During the term of this Agreement, and at all times following the termination of the Executive's employment hereunder for any reason, the Executive shall not use for his own benefit or for the benefit of his employer, or disclose, directly or indirectly, to any person, firm or entity, or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any confidential information or trade secrets of any of the Companies or the Associations. As used herein, the term "confidential information" includes budgets, business plans, strategies, analyses of potential transactions, costs, and other proprietary information of VRDC and the Companies that is not in the public domain.

7. Non-Disparagement.

For a period of five (5) years following the termination of the Executive's employment hereunder for any reason, the Executive agrees that he shall not make any statements disparaging of any of the Companies, their respective boards, and the officers, directors, stockholders, or employees of any of the Companies or the Associations. VRDC shall similarly not disparage the Executive following such termination, it being understood that, subject to the terms of this Section 7, VRDC and the Executive, as appropriate, may respond truthfully to inquiries from prospective employers of the Executive, or as may be required by any governmental or judicial body acting in its official capacity.

8. Injunctive Relief.

The parties acknowledge that the remedy at law for any violation or threatened violation of Sections 4, 5, 6, 7 and/or 9 of this Agreement may be inadequate and that, accordingly, either party shall be entitled to injunctive relief in the event of such a violation or threatened violation without being required to post bond or other surety. The above stated remedies shall be in addition to, and not in limitation of, any other rights or remedies to which either party is or may be entitled at law, in equity, or under this Agreement.

9. Non-Assignability.

It is understood that this Agreement has been entered into personally by the parties. Neither party shall have the right to assign, transfer, encumber or dispose of any duties, rights or payments due hereunder, which duties, rights and payments with respect hereto are expressly declared to be non-assignable and non-transferable, being based upon the personal services of the Executive, and any attempted assignment or transfer shall be null and void and without binding effect on either party; provided, however, that VRDC may assign this Agreement to any affiliate or successor corporation.

10. Indemnification

VRDC agrees that it shall indemnify and hold harmless Executive in connection with legal proceedings seeking to impose liability on him in his capacity serving as a director, officer or employee of the Companies to the fullest extent permitted under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Vail Resorts, Inc. and the Certificate of Incorporation and Bylaws of VRDC. Further, he shall be entitled to coverage under the Directors and Officers Liability Insurance program to the same extent as other senior executives of the Companies.

11. Complete Agreement.

This Agreement constitutes the full understanding and entire employment agreement of the parties, and supersedes and is in lieu of any and all other understandings or agreements between VRDC and the Executive. Nothing herein is intended to limit any rights or duties the Executive has under the terms of any applicable incentive compensation, benefit plan or other similar agreements.

12. Arbitration.

Other than the parties' right to seek injunctive relief in accordance with Section 8 of this Agreement, any controversy or claim arising out of or in relation to this Agreement or any breach thereof shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes, by the Judicial Arbiter Group ("JAG"), Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction. In the event that any controversy or claim is submitted for arbitration hereunder relating to the failure or refusal by VRDC or the Executive to perform in full all of its obligations hereunder, VRDC or the Executive, as applicable, shall have the burden of proof (as to both production of evidence and persuasion) with respect to the justification for such failure or refusal. The arbitrator(s) shall award the prevailing party its reasonable attorneys' fees. VRDC shall pay 50% of the arbitration fees assessed by JAG and in addition, shall pay the Executive's 50% portion of the fees up to a maximum of $10,000. The parties shall each pay half of any arbitration fees in excess of $20,000. The arbitrator(s) shall not have the power to direct equitable relief.

13. Amendments.

Any amendment to this Agreement shall be made only in writing and signed by each of the parties hereto.

14. Governing Law.

The internal laws of the State of Colorado law shall govern the construction and enforcement of this Agreement.

15. Notices.

Any notice required or authorized hereunder shall be deemed delivered when deposited, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

Mr. Keith Fernandez

P.O. Box ______

_______, Colorado _______

Vail Resorts Development Company

PO Box 7

Vail, Colorado 81658

Attn.: Executive Vice President and General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day of the date first written above.

EXECUTIVE:	VAIL RESORTS DEVELOPMENT COMPANY:

/s/ Keith Fernandez	By:	/s/ Martha D. Rehm
Keith Fernandez		Martha D. Rehm Executive Vice President

Annex I

MUTUAL RELEASE

This mutual release (this "Release") is entered into as of this__________day of ____________, 20____ (the "Release Date") by Keith Fernandez ("Employee"), on the one hand and Vail Resorts Development Company, ("VRDC") on the other hand.

1. Reference is hereby made to the employment agreement dated May __, 2006 (the "Employment Agreement") by the parties hereto setting forth the agreements among the parties regarding the termination of the employment relationship between Employee and VRDC. Capitalized terms used but not defined herein have the meanings ascribed to them in the Employment Agreement.

2. Employee, for himself, his wife, heirs, executors, administrators, successors, and assigns, hereby releases and discharges VRDC and its respective direct and indirect parents and subsidiaries, and other affiliated companies, and each of their respective past and present officers, directors, agents and employees, from any and all actions, causes of action, claims, demands, grievances, and complaints, known and unknown, which Employee or his wife, heirs, executors, administrators, successors, or assigns ever had or may have at any time through the Release Date. Employee acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim of employment discrimination of any kind whether based on a federal, state, or local statute or court decision, including the Age Discrimination in Employment Act with appropriate notice and recision periods observed; (ii) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment and/or Employee's separation from VRDC including, but not limited to, any claims in the nature of tort or contract claims, wrongful discharge, promissory estoppel, intentional or negligent infliction of emotional distress, and/or breach of covenant of good faith and fair dealing; enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release Employee is giving up all rights, claims and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. Employee accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

3. VRDC hereby releases and discharges Employee, his wife, heirs, executors, administrators, successors, and assigns, from any and all actions, causes of actions, claims, demands, grievances and complaints, known and unknown, which VRDC ever had or may have at any time through the Release Date. VRDC acknowledges and agrees that this Release is intended to and does cover, but is not limited to, (i) any claim, whether statutory, common law, or otherwise, arising out of the terms or conditions of Employee's employment and/or Employee's separation from VRDC, and (ii) any claim for attorneys' fees, costs, disbursements, or other like expenses. The enumeration of specific rights, claims, and causes of action being released shall not be construed to limit the general scope of this Release. It is the intent of the parties that by this Release VRDC is giving up all of its respective rights, claims, and causes of action occurring prior to the Release Date, whether or not any damage or injury therefrom has yet occurred. VRDC accepts the risk of loss with respect to both undiscovered claims and with respect to claims for any harm hereafter suffered arising out of conduct, statements, performance or decisions occurring before the Release Date.

4. This Release shall in no event (i) apply to any claim by either Employee or VRDC arising from any breach by the other party of its obligations under the Employment Agreement occurring on or after the Release Date, (ii) waive Employee's claim with respect to compensation or benefits earned or accrued prior to the Release Date to the extent such claim survives termination of Employee's employment under the terms of the Employment Agreement, or (iii) waive Employee's right to indemnification under the by-laws of the Company.

5. This Mutual Release shall be effective as of the Release Date and only if executed by both parties.

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has executed this Mutual Release on the date indicated below.

VAIL RESORTS DEVELOPMENT COMPANY

___       ___________ By:

Keith Fernandez

Date:             Date: